UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 22, 2011

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202/206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;Transfer of Listing.

On December 22, 2011, Senesco Technologies, Inc. (the “Company” or “Senesco”) received notice from the NYSE Amex LLC (“NYSE”) stating that the exchange had accepted the Company’s compliance plan and granted it an extension until July 20, 2012 to regain compliance with the NYSE’s continued listing standards.  As previously disclosed, Senesco is not in compliance with Section 1003(a)(iii) of the NYSE company guide with stockholder’s equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  Based on this, the Company submitted a plan advising the NYSE of action it will take, that the Company believes would bring Senesco into compliance with the NYSE’s continued listing standards by the end of the extension period.

During the extension period, the Company remains subject to periodic review by NYSE Staff.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Senesco being delisted from the NYSE.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 27, 2011 relating to the receipt of the NYSE Amex LLC notification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: December 27, 2011	By:	/s/ Leslie J. Browne
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer